Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2012 (April 19, 2012 as to Note 15) relating to the consolidated financial statements of Fiesta Restaurant Group, Inc. and subsidiaries, (the “Company”), (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph indicating that the financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company and that portions of certain expenses represent allocations made from Carrols Corporation applicable to the Company as a whole) appearing in the Company’s Registration Statement on Form 10 (File No. 001-35373), which is incorporated by reference into this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte and Touche LLP

Rochester, New York

November 9, 2012